Filed pursuant to Rule 424(b)(5) of the Securities Act of 1933

Commission File No. 333-104293

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 5, 2003)

$2,000,000,000

$500,000,000 2.125% Notes due 2006

$500,000,000 3.000% Notes due 2008
$1,000,000,000 4.250% Notes due 2013

      General Dynamics Corporation is offering $500,000,000 principal amount of 2.125% notes due 2006 (the “2006 notes”), $500,000,000 principal amount of 3.000% notes due 2008 (the “2008 notes”) and $1,000,000,000 principal amount of 4.250% notes due 2013 (the “2013 notes” and, together with the 2006 notes and the 2008 notes, the “notes”).

      The 2006 notes will mature on May 15, 2006, the 2008 notes will mature on May 15, 2008 and the 2013 notes will mature on May 15, 2013. We will pay interest on the notes on May 15 and November 15 of each year, beginning November 15, 2003. Interest on the notes will accrue from May 15, 2003. We may redeem all or some of the notes of each series at any time. The redemption prices are discussed under the caption “Description of the Notes and Guarantees — Optional Redemption.”

      The notes will be unsecured and will rank equally and ratably with all of our other existing and future senior unsecured indebtedness. Our obligations under the notes will be fully and unconditionally guaranteed by certain of our subsidiaries in accordance with the terms of the indenture under which the notes will be issued.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per		Per		Per
	2006 Note	Total	2008 Note	Total	2013 Note	Total

Initial public offering price(1)	99.867%	$499,335,000	99.673%	$498,365,000	99.847%	$998,470,000
Underwriting discount	.250%	$1,250,000	.350%	1,750,000	.450%	$4,500,000
Proceeds, before expenses, to General Dynamics(1)	99.617%	$498,085,000	99.323%	$496,615,000	99.397%	$993,970,000

(1)	Plus accrued interest, if any, from May 15, 2003, if settlement occurs after that date.

      See “Risk Factors” beginning on page S-2 to read about certain factors you should consider before buying the notes offered by this prospectus supplement and the accompanying prospectus.

      We will not list the notes on any securities exchange. Currently, there is no public market for the notes.

      We expect that delivery of the notes will be made to investors on or about May 15, 2003, in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream and Euroclear.

Joint Book-Running Managers

Bear, Stearns & Co. Inc.	Banc of America Securities LLC

Senior Co-Managers

Banc One Capital Markets, Inc.	Deutsche Bank Securities

Merrill Lynch & Co.	Wachovia Securities

Co-Managers

BNY Capital Markets, Inc.	Fleet Securities, Inc.	M.R. Beal & Company

      The date of this prospectus supplement is May 12, 2003

TABLE OF CONTENTS

Prospectus Supplement

Risk Factors	S-2
General Dynamics Corporation	S-3
Use of Proceeds	S-4
Consolidated Ratio of Earnings to Fixed Charges	S-4
Capitalization	S-4
Selected Financial Data	S-5
Description of the Notes and Guarantees	S-6
Certain U.S. Federal Tax Consequences	S-10
Underwriting	S-13
Legal Matters	S-14
Experts	S-14

Prospectus

About This Prospectus	1
Special Note on Forward-Looking Statements	2
Where You Can Find More Information	3
General Dynamics Corporation	4
Consolidated Ratio of Earnings to Fixed Charges	4
Use of Proceeds	4
Description of the Debt Securities	5
Plan of Distribution	14
Legal Matters	15
Experts	15

      You should read this prospectus supplement along with the accompanying prospectus carefully before you invest in the notes. These documents contain or incorporate by reference important information you should consider before making your investment decision. This prospectus supplement contains specific information about the notes being offered and the accompanying prospectus contains a general description of these securities. This prospectus supplement may add, update or change information in the accompanying prospectus. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with any different or additional information. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement.

      This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

      References to “we,” “us,” “our” or the “Company” are to General Dynamics Corporation, unless expressly indicated otherwise. Reference to “General Dynamics” means General Dynamics Corporation, together with our consolidated subsidiaries, including the Guarantors. “Guarantors” means, initially, American Overseas Marine Corporation, Bath Iron Works Corporation, Electric Boat Corporation, General Dynamics Armament and Technical Products, Inc., General Dynamics Government Systems Corporation, General Dynamics Land Systems Inc., General Dynamics Ordnance and Tactical Systems, Inc., Gulfstream Aerospace Corporation, Material Service Resources Company and National Steel and Shipbuilding Company.

      References to “dollars” or “$” in this prospectus supplement and the accompanying prospectus are to U.S. dollars.

RISK FACTORS

      In addition to the information contained elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus, you should carefully consider the risk factors identified below in evaluating an investment in the notes.

Risks Relating to Our Business

      You should carefully consider the following risks, which are discussed under the sections entitled “Business” and “Management’s Discussion and Analysis of the Results of Operations and Financial Condition” in our Annual Report on Form 10-K for the year ended December 31, 2002:

•	our dependence on the U.S. government for a majority of our sales;

•	the fact that government contracts are often only partially funded at inception and are subject to termination or reduction in funding;

•	the impact of general economic conditions and other factors beyond our control on the performance of our Aerospace group, and the reliance of this group to a significant extent on a single large fleet customer;

•	the outcome of legal and/or regulatory proceedings;

•	our ability to meet the changing needs of our customers; and

•	the highly competitive nature of our business.

Risks Relating to the Notes

      Because we are a holding company, we depend on the ability of our subsidiaries to generate cash, in the form of intercompany credits, loans, dividends or otherwise, to meet our debt service obligations, including our obligations under the notes, and for other general corporate purposes. Intercompany credits, dividends, loans or other distributions to us from our subsidiaries may be subject to future contractual or other restrictions, and will depend upon the results of operations of those subsidiaries and may be subject to other business considerations. Although the notes are guaranteed by the Guarantors, if such guarantees were voided or held to be unenforceable, the Guarantors would have no obligation to pay any amounts due on the notes or to make any funds available.

GENERAL DYNAMICS CORPORATION

      The Company is a Delaware corporation formed in 1952 as successor to the Electric Boat Company. General Dynamics’ businesses include mission-critical information technology and communications, land and amphibious combat systems, shipbuilding and marine systems and business aviation. These are leading-edge technology businesses that provide the highest quality products and capabilities to our customers.

      General Dynamics operates in four primary business groups — Information Systems and Technology, Combat Systems, Marine Systems and Aerospace — and a smaller Resources group.

Information Systems and Technology. The Information Systems and Technology group is a leading integrator of secure communication systems and networks, and command, control and intelligence systems for the U.S. military and its allies. The group provides defense and commercial customers with infrastructure and systems integration skills required to process, communicate and manage information effectively. The group has market-leading positions in the design, deployment and maintenance of wireline and wireless voice and data networks; C4ISR (command and control, communications, computers, intelligence, surveillance and reconnaissance) systems; encryption; ruggedized computing; advanced software and electronics systems development; and lifecycle management and support.

Combat Systems. The Combat Systems group provides systems integration, design, development, production and support for armored vehicles, armaments, munitions and components. Its product lines include a full spectrum of armored vehicles; unmanned systems; suspensions, engines and transmissions; medium-caliber guns; ammunition handling systems; turrets and turret drive systems; medium- and large-caliber ammunition; reactive armor; and ordnance.

Marine Systems. The Marine Systems group provides the U.S. Navy with combat vessels, including nuclear submarines, surface combatants and auxiliary ships. The group also provides ship management services for the U.S. government and builds large-hulled vessels for commercial customers.

Aerospace. The Aerospace group is composed of Gulfstream Aerospace Corporation and General Dynamics Aviation Services. The Aerospace group designs, develops, manufactures, markets, and provides maintenance and support services for technologically advanced business jets. The group also sells special mission aircraft to governments around the world. Gulfstream has delivered nearly 1,400 aircraft to customers since 1958, the year operations began.

Resources. The Resources businesses consist of a coal mining operation, an aggregates operation and a leasing operation for liquefied natural gas tankers.

USE OF PROCEEDS

      The estimated net proceeds of the offering of the notes, after deducting underwriting discounts and our expenses, are expected to be $1.99 billion. The net proceeds of the offering will be used to repay a portion of the borrowings under our commercial paper program and for other general corporate purposes. As of May 12, 2003, there was $2.76 billion (face amount) outstanding under this program, bearing interest at a weighted average rate of 1.28% and having a weighted average maturity of 4 days.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

      The following table shows the ratio of earnings to fixed charges for each of the periods indicated of General Dynamics:

		Year Ended December 31,
	Three Months Ended
	March 30, 2003	2002	2001	2000	1999	1998

Ratio of earnings to fixed charges	18.3	20.6	14.6	14.7	14.9	16.1

      For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations, adjusted to add back fixed charges, and fixed charges consist of pretax interest on all indebtedness and an estimate of interest within rental expense.

CAPITALIZATION

      The following table sets forth the capitalization of General Dynamics (a) at March 30, 2003 on a historical basis and (b) at March 30, 2003 as adjusted to give effect to the offering of the notes and the use of proceeds therefrom. You should read this table in conjunction with financial data included elsewhere in this prospectus supplement and the consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the three-month period ended March 30, 2003, which are incorporated into this prospectus supplement by reference.

	March 30, 2003

	Actual	As Adjusted

	(Dollars in millions)
Cash and cash equivalents	$748	$748

Short-term debt and current portion of long-term debt	$2,380	$393
Long-term debt	720	2,720
Shareholders’ equity
Common stock, including surplus	$768	$768
Retained earnings	5,613	5,613
Treasury stock	(1,277)	(1,277)
Accumulated other comprehensive loss (income)	4	4

	$5,108	$5,108

Total capitalization	$8,208	$8,221

SELECTED FINANCIAL DATA

      The following table presents selected historical consolidated financial data derived from the consolidated financial statements and other information of General Dynamics incorporated by reference into this prospectus supplement for each of the periods presented. The following data should be read in conjunction with “Management’s Discussion and Analysis of the Results of Operations and Financial Condition” and the consolidated financial statements and related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the three-month period ended March 30, 2003, which are incorporated by reference into this prospectus supplement. Results presented for the three months ended March 31, 2002 and March 30, 2003 are unaudited and are not necessarily indicative of full-year results.

	Three Months Ended

	March 30,	March 31,	Year Ended December 31,
	2003	2002

	(unaudited)		2002	2001	2000	1999	1998

	(Dollars and shares in millions, except per share and employee data)
Summary of Operations
Net sales	$3,421	$3,102	$13,829	$12,054	$10,305	$8,948	$7,395
Operating costs and expenses	3,103	2,733	12,247	10,568	8,980	7,745	6,477
Interest expense, net	(11)	(12)	(45)	(56)	(60)	(34)	(17)
Provision for income taxes, net	90	122	533	482	359	246	315
Earnings from continuing operations	221	232	1,051	943	899	880	589
Earnings from discontinued operations, net of tax	—	(3)	(134)	—	2	—	—
Net earnings	221	229	917	943	901	880	589
Earnings per share:
Basic:
Continuing operations	1.11	1.15	5.22	4.69	4.50	4.40	2.95
Discontinued operations	—	(0.01)	(0.67)	—	0.01	—	—

Net earnings	1.11	1.14	4.55	4.69	4.51	4.40	2.95
Diluted:
Continuing operations	1.11	1.14	5.18	4.65	4.47	4.36	2.91
Discontinued operations	—	(0.01)	(0.66)	—	0.01	—	—

Net earnings	1.11	1.13	4.52	4.65	4.48	4.36	2.91
Cash dividends per common stock share	0.32	0.30	1.20	1.12	1.04	0.96	0.88
Financial Position, at period end
Cash and equivalents and marketable securities	$748	$377	$328	$439	$175	$270	$303
Property, plant and equipment, net	1,936	1,703	1,856	1,718	1,250	1,169	901
Total assets	13,703	11,315	11,731	11,069	7,987	7,744	6,196
Short- and long- term debt	3,100	2,016	1,450	1,935	512	1,022	530
Shareholders’ equity	5,108	4,741	5,199	4,528	3,820	3,170	2,407
Book value per share	25.86	23.51	25.87	22.56	19.05	15.77	12.08
Other Information
Funded backlog	$23,867	$20,688	$21,338	$19,368	$14,366	$11,949	$10,841
Total backlog	30,482	26,543	28,971	26,816	19,666	19,914	19,332
Shares outstanding	197.5	201.7	201.0	200.7	200.5	201.0	199.3
Weighted average shares outstanding:
Basic	198.9	201.0	201.4	201.1	199.8	200.0	199.5
Diluted	199.7	202.7	202.9	202.9	201.3	202.1	202.2
Active employees	56,800	51,900	53,900	51,500	43,300	43,400	38,400

DESCRIPTION OF THE NOTES AND GUARANTEES

      The 2006 notes, the 2008 notes and the 2013 notes will each be issued as a separate series under an indenture dated as of August 27, 2001, as supplemented and amended, including by the second supplemental indenture to be dated on or about May 15, 2003 with respect to the notes, by and among us, the Guarantors and The Bank of New York, as trustee (together, the “Indenture”).

      The following summary of the material terms of the Indenture does not purport to be complete and does not contain all the information that may be important to you. The following description of the specific terms of the notes and the guarantees is qualified in its entirety by reference to the provisions of the Indenture, which provisions are incorporated by reference into this prospectus supplement. Capitalized and other terms not otherwise defined in this prospectus supplement will have the meanings given to them in the Indenture. You may obtain a copy of the Indenture from us upon request.

      The 2006 notes will be issued in an initial aggregate principal amount of $500,000,000 and will bear interest at the rate of 2.125% per annum. The 2008 notes will be issued in an initial aggregate principal amount of $500,000,000 and will bear interest at the rate of 3.000% per annum. The 2013 notes will be issued in an initial aggregate principal amount of $1,000,000,000 and will bear interest at the rate of 4.250% per annum. We may issue additional notes of any of the three series in the future on the same terms and conditions of the notes offered hereby, except for any differences in the issue price and interest accrued prior to the issue date of the additional notes.

      The notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. The notes will be our unsecured senior obligations and, as such, will rank pari passu in right of payment with all of our other existing and future senior unsecured indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The notes will be guaranteed by each of the Guarantors, which guarantees will rank pari passu in right of payment with each other and all other existing and future senior unsecured indebtedness of such Guarantors. See “Capitalization” in this prospectus supplement.

General

      The specific terms of the notes are set forth below:

•	Title: 2.125% notes due 2006; 3.000% notes due 2008 and 4.250% notes due 2013.

• Initial principal amount being issued:	$500,000,000 aggregate principal amount of 2006 notes; $500,000,000 aggregate principal amount of 2008 notes; and $1,000,000,000 aggregate principal amount of 2013 notes.

• Maturity dates:	May 15, 2006 with respect to the 2006 notes; May 15, 2008 with respect to the 2008 notes; and May 15, 2013 with respect to the 2013 notes.

•	Date interest starts accruing: May 15, 2003.

•	Interest payment dates: May 15 and November 15.

•	First interest payment date: November 15, 2003.

•	Regular record dates for interest: May 1 and November 1.

•	Form of notes: Each series of notes will be in the form of one or more global notes that we will deposit with or on behalf of The Depository Trust Company (the “Depositary”).

•	Sinking fund: The notes will not be subject to any sinking fund.

•	Status: The 2006 notes, the 2008 notes and the 2013 notes will each constitute a series of our unsecured senior debt securities.

•	Guarantees: The notes will be fully and unconditionally guaranteed on a senior basis by the Guarantors.

Optional Redemption

      The notes will be redeemable, as a whole or in part, at our option, at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice to holders of the notes given in accordance with the provisions described under “— Redemption Notice” below, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•	the sum of the present values of the Remaining Scheduled Payments, as defined below, discounted to the date of redemption, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate, as defined below, plus 15 basis points in the case of the 2006 notes, 20 basis points in the case of the 2008 notes and 25 basis points in the case of the 2013 notes;

plus, in either case, accrued but unpaid interest to the date of redemption on the principal amount of notes to be redeemed.

      On and after the redemption date, interest will cease to accrue on the notes or any portion thereof called for redemption, unless we default in the payment of the redemption price and accrued interest. On or before the redemption date, we will deposit with a paying agent, or the trustee, money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.

      Definitions

      “Treasury Rate” means, with respect to any redemption date for the notes:

•	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month; or

•	if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

      The Treasury Rate will be calculated on and as of the third business day preceding the redemption date.

      “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

      “Independent Investment Banker” means one of the Reference Treasury Dealers, to be appointed by us.

      “Comparable Treasury Price” means, with respect to any redemption date for the notes:

•	the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations; or

•	if the trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained by the trustee.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices of the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

      “Reference Treasury Dealer” means each of Bear, Stearns & Co. Inc., Banc of America Securities LLC and two other treasury dealers selected by us, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer, which we refer to as a “Primary Treasury Dealer,” we will substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

      “Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

      Redemption Notice

      We will give notice of a redemption to the Depositary at least 30 days (but not more than 60 days) before we redeem the notes of any of the three series. We will not be responsible for giving notice to anyone other than the Depositary.

Issuance of Additional Notes

      We may, at any time and from time to time, without the consent of the holders, increase the principal amount of any of the three series of notes by issuing additional notes of any such series in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes of such series offered hereby. The notes of any of the three series offered by this prospectus supplement and any additional notes of any such series would rank equally and ratably and would be treated as a single series for all purposes under the Indenture.

Holding Through Euroclear and Clearstream

      As described more fully in the accompanying prospectus, the notes will be deposited with the Depositary in the form of one or more global debt securities. As long as the Depositary is the depositary for the notes, you may hold interests in the notes through participants in the Depositary, including Clearstream Banking, Société Anonyme (“Clearstream”) and Euroclear Bank S.A./ N.V., as operator of the Euroclear System (“Euroclear”). Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the Depositary’s books.

      Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in the Depositary, on the other hand, would also be subject to the rules and procedures of the Depositary.

      Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

      In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both the Depositary and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

CERTAIN U.S. FEDERAL TAX CONSEQUENCES

      The following summary of the material federal income tax consequences of the acquisition, ownership and disposition of the notes is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the final, temporary and proposed regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. The following summary is not binding on the IRS and there can be no assurance that the IRS will take a similar view with respect to the tax consequences described below. No ruling has been or will be requested by us from the IRS on any tax matters relating to the notes. This discussion is for general information only and does not purport to address all of the possible federal income tax consequences or any state, local or foreign tax consequences of the acquisition, ownership and disposition of the notes. It is limited to investors who purchase the notes in the offering at the offering price, and who will hold the notes as capital assets. It does not address the federal income tax consequences that may be relevant to particular investors in light of their unique circumstances or to certain types of investors (such as dealers in securities, insurance companies, financial institutions, banks and tax-exempt entities) or to investors that will hold the notes as a part of a straddle, hedge, constructive sale or synthetic security transaction for federal income tax purposes, or persons who are subject to the alternative minimum tax or whose “functional currency” is not the U.S. dollar, all of whom may be subject to special treatment under federal income tax laws. Prospective investors are urged to consult their tax advisors regarding the federal income tax consequences of purchasing, owning and disposing of the notes, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

      For purposes of this summary of certain U.S. tax consequences, a “United States person” is:

•	an individual who is a citizen or resident of the United States,

•	a corporation created in or organized under the law of the United States or any state or political subdivision thereof,

•	an estate that is subject to United States federal income taxation without regard to the source of its income, or

•	a trust (a) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect to be treated as a United States person under the Code.

      If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisor.

      As used herein, the term “U.S. holder” means a holder that is a United States person and the term “non-U.S. holder” means a holder that is not a United States person.

U.S. Holders

      Payments of Interest. A U.S. holder of a note will be required to report stated interest on the note as interest income at the time such payments are accrued or received in accordance with such holder’s method of accounting for federal income tax purposes.

      Disposition of Notes. The sale, exchange, redemption or other disposition of a note generally will be a taxable event. A U.S. holder generally will recognize gain or loss equal to the difference between (a) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition of the note (except to the extent attributable to accrued interest) and (b) the U.S. holder’s adjusted tax basis in such debt instrument. Such gain or loss will be capital gain or loss, and will be long term if the notes have been held for more than one year at the time of the sale or other disposition. Payments attributable to accrued interest which the U.S. holder has not yet included in income will be taxed as ordinary interest income. The deductibility of capital losses is subject to certain limitations.

      Information Reporting and Backup Withholding. In general, information reporting requirements will apply to certain payments of principal and interest on the notes and the proceeds of sale of the notes unless the U.S. holder is an exempt recipient. A backup withholding tax will apply to such payments if the U.S. holder fails to provide its taxpayer identification number or certification of exempt status or has been notified by the IRS that it is subject to backup withholding.

      Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS, provided the required information is properly furnished to the IRS on a timely basis.

Non-U.S. Holders

      Payments of Interest. Subject to the discussion below concerning information reporting and backup withholding, interest paid to non-U.S. holders on a note will not be subject to federal income or withholding tax provided that the interest is not connected with the conduct of a trade or business within the United States by the non-U.S. holder, and the non-U.S. holder, among other things, (a) does not actually or constructively own 10% or more of the total combined voting power of all classes of Company stock entitled to vote, (b) is not, for federal income tax purposes, a controlled foreign corporation that is related to us through stock ownership, a foreign tax-exempt organization, or foreign private foundation for federal income tax purposes, and (c) certifies, on the IRS Form W-8BEN (or successor form) under penalty of perjury, that it is a non-U.S. holder and provides its name and address.

      In the case of interest on a note that is not effectively connected with the conduct of a trade or business within the United States and does not satisfy the three requirements in the above paragraph, the non-U.S. holder’s interest on such note will be subject to withholding tax at a flat rate of 30% or a lower applicable treaty rate. If a non-U.S. holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, the non-U.S. holder will be subject to federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax) in the same manner as if the holder was a United States person.

      Disposition of Notes. A non-U.S. holder will generally not be subject to federal income tax on gain recognized on a sale, redemption, or other disposition of the notes unless (a) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder or (b) in the case of a non-U.S. holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days during the taxable year and certain other requirements are met. Any such gain that is effectively connected with the conduct of a United States trade or business by a non-U.S. holder will be subject to federal income tax on a net income basis in the same manner as if such holder were a United States person.

      United States Federal Estate Tax. Notes beneficially owned by a non-U.S. holder at the time of his death generally will not be subject to federal estate tax, provided that (a) the holder does not own 10% or more of the total combined voting power of all classes of Company voting stock, and (b) interest on the notes, if received at the time of the holder’s death, would not have been effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder.

      Information Reporting and Backup Withholding. The Company will, when required, report to the IRS and to each non-U.S. holder the amount of any interest paid on the notes in each calendar year, and the amount of tax withheld, if any, with respect to the payments. This information may also be made available to the tax authorities of a country in which the non-U.S. holder resides. Interest paid on the notes will not be subject to backup withholding provided that the non-U.S. holder satisfies the certification requirements described above.

      Information reporting and backup withholding also generally will not apply to a payment of the proceeds of a sale of the notes effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of the notes effected outside the United States by a foreign office of a U.S. broker or a foreign broker with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of the notes will be subject to both backup withholding and information reporting unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

      Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder’s federal income tax liability provided the required information is properly furnished to the IRS.

UNDERWRITING

      Under the terms and subject to the conditions set forth in an underwriting agreement dated the date hereof, we have agreed to sell to each of the underwriters named below, and each of the underwriters for whom Bear, Stearns & Co. Inc. and Banc of America Securities LLC are acting as representatives have severally agreed to purchase from us, $500,000,000 aggregate principal amount of the 2006 notes, $500,000,000 aggregate principal amount of the 2008 notes and $1,000,000,000 aggregate principal amount of the 2013 notes, as follows:

	Principal Amount	Principal Amount	Principal Amount
Underwriters	of 2006 Notes	of 2008 Notes	of 2013 Notes

Bear, Stearns & Co. Inc.	$125,000,000	$125,000,000	$250,000,000
Banc of America Securities LLC	125,000,000	125,000,000	250,000,000
Banc One Capital Markets, Inc.	56,250,000	56,250,000	112,500,000
Deutsche Bank Securities Inc.	56,250,000	56,250,000	112,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	56,250,000	56,250,000	112,500,000
Wachovia Securities, Inc.	56,250,000	56,250,000	112,500,000
BNY Capital Markets, Inc.	10,000,000	10,000,000	20,000,000
Fleet Securities, Inc.	10,000,000	10,000,000	20,000,000
M. R. Beal & Company	5,000,000	5,000,000	10,000,000

Total	$500,000,000	$500,000,000	$1,000,000,000

      The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the notes is subject to, among other conditions, the delivery of certain legal opinions by their counsel and our counsel. The underwriters are obligated to take and pay for the entire principal amount of the notes, if any such notes are purchased.

      The underwriting agreement provides that we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and will contribute to payments the underwriters may be required to make in respect thereof.

      The notes are new securities for which there currently is no market. We do not intend to list the notes on any securities exchange. We have been advised by the underwriters that they intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes and any such market-making may be discontinued at any time at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or development of a trading market for, the notes.

      The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to certain dealers at the public offering price less a concession not in excess of 0.125% of the principal amount of the 2006 notes, 0.200% of the principal amount of the 2008 notes and 0.250% of the principal amount of the 2013 notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.100% of the principal amount of the 2006 notes, 0.125% of the principal amount of the 2008 notes and 0.225% of the principal amount of the 2013 notes on sales to certain other dealers. After the initial offering of the notes to the public, the public offering price and such concessions may be changed.

      In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include overallotment, covering transactions and stabilizing transactions. Overallotment involves sales of securities in excess of the principal amount of securities to be purchased by the underwriters in the offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

      Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

      Bear, Stearns & Co. Inc. and Banc of America Securities LLC will make the notes available for distribution on the Internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Bear, Stearns & Co. Inc. and Banc of America Securities LLC and their customers and is not a party to this offering. We do not believe that Market Axess Inc. will function as an underwriter or agent of this offering, nor do we believe that Market Axess Inc. will act as a broker for any customer of Bear, Stearns & Co. Inc. or Banc of America Securities LLC. Market Axess Inc. is a registered broker-dealer and will receive compensation from Bear, Stearns & Co. Inc. and Banc of America Securities LLC based on transactions conducted through the system. Bear, Stearns & Co. Inc. and Banc of America Securities LLC will make the notes available to their respective customers through this Internet distribution system, whether made through a proprietary or third-party channel, on the same terms as distributions made through other channels.

      In the ordinary course of business, the underwriters or their affiliates have engaged and may in the future engage in various financing, commercial banking and investment banking transactions with, and provide financial advisory services to, us and our affiliates, for which they have received or may receive customary fees and expenses. The Bank of New York, an affiliate of BNY Capital Markets, Inc., acts as trustee under the Indenture. Bear, Stearns & Co. Inc. is joint lead arranger and joint book runner under our Senior Credit Agreement dated as of February 24, 2003 (our “Senior Credit Agreement”). An affiliate of Bear, Stearns & Co. Inc. is syndication agent and lender under both our Senior Credit Agreement and Amended and Restated 364-Day Credit Agreement dated as of July 18, 2002 (our “364-Day Credit Agreement”) and is co-documentation agent under our 5-year Credit Agreement dated as of July 20, 2001 (our “5-year Credit Agreement”). Banc of America Securities LLC is joint lead arranger and joint book runner under our Senior Credit Agreement, our 5-year Credit Agreement and our 364-Day Credit Agreement. Banc of America Bridge LLC is administrative agent and lender under our Senior Credit Agreement; Bank of America, N.A. is syndication agent and lender under our 364-Day Credit Agreement and under our 5-year Credit Agreement. Banc One Capital Markets, Inc. is a joint lead arranger and joint book runner under our 5-year Credit Agreement, and an affiliate of Banc One Capital Markets, Inc. acts as administrative agent under our 364-Day Credit Agreement. Affiliates of Deutsche Bank Securities and Wachovia Securities, Inc. act as co-documentation agents under our 364-Day Credit Agreement, and an affiliate of Deutsche Bank Securities acts as co-documentation agent under our 5-year Credit Agreement.

LEGAL MATTERS

      The validity of the notes and the guarantees will be passed on for us and the Guarantors by Jenner & Block, LLC, Chicago, Illinois. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time provided and may continue to provide legal advice and services to us.

EXPERTS

      The consolidated financial statements of General Dynamics as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference into this prospectus supplement and in the accompanying prospectus in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

$3,000,000,000

DEBT SECURITIES

Guaranteed By:

American Overseas Marine Corporation	General Dynamics Armament and Technical Products, Inc.	Gulfstream Aerospace Corporation

Bath Iron Works Corporation	General Dynamics Government Systems Corporation	Material Service Resources Company

Electric Boat Corporation	General Dynamics Land Systems Inc.	National Steel and Shipbuilding Company
General Dynamics Ordnance and Tactical Systems, Inc.

      We may offer from time to time up to $3,000,000,000 aggregate initial offering price of our debt securities in one or more series.

      We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 5, 2003

TABLE OF CONTENTS

About this Prospectus	1
Special Note on Forward-Looking Statements	2
Where You Can Find More Information	3
General Dynamics Corporation	4
Consolidated Ratio of Earnings to Fixed Charges	4
Use of Proceeds	4
Description of the Debt Securities	5
Plan of Distribution	14
Legal Matters	15
Experts	15

ABOUT THIS PROSPECTUS

      This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $3,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement together with the additional information described under the next heading “Where You Can Find More Information.”

      We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement as if we had authorized it. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the supplement to this prospectus is correct on any date after their respective dates, even though this prospectus or a supplement is delivered or securities are sold on a later date.

      References to “we,” “us,” “our” or the “Company” are to General Dynamics Corporation, unless expressly indicated otherwise. Reference to “General Dynamics” means General Dynamics Corporation, together with our consolidated subsidiaries, including the Guarantors. “Guarantors” means, initially, American Overseas Marine Corporation, Bath Iron Works Corporation, Electric Boat Corporation, General Dynamics Armament and Technical Products, Inc., General Dynamics Government Systems Corporation, General Dynamics Land Systems Inc., General Dynamics Ordnance and Tactical Systems, Inc., Gulfstream Aerospace Corporation, Material Service Resources Company and National Steel and Shipbuilding Company.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

      Certain statements in this prospectus and in the information incorporated herein by reference contain forward-looking statements, which are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, segment performance, cash flows, contract awards, aircraft production, deliveries and backlog stability. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including without limitation:

•	our successful execution of internal performance plans;

•	general U.S. and international political and economic conditions;

•	changing priorities in the U.S. government defense budget;

•	termination of government contracts due to unilateral government action;

•	program performance, including the ability to perform fixed-price contracts within estimated costs and performance issues with key suppliers and subcontractors;

•	changing customer demand or preferences for business aircraft, including the effects of economic conditions on the business aircraft market;

•	reliance on a large fleet customer for a significant portion of the firm aircraft contracts backlog and the majority of the options backlog;

•	the status or outcome of legal and/or regulatory proceedings; and

•	the timing and occurrence (or non-occurrence) of circumstances beyond our control.

      All forward-looking statements speak only as of the date hereof or, in the case of any document incorporated by reference, the date of that document. All written and oral forward-looking statements made after the date hereof that are attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We do not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date such are made.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at a regional public reference facility maintained by the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 or over the Internet at the SEC’s website at http://www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005.

      The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the securities:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Amendment No. 1 to Form 10-K for the fiscal year ended December 31, 2002 on Form 10-K/ A, filed March 25, 2003; and

•	Current Reports filed on Form 8-K dated January 30, March 18 and March 21, 2003.

      You may request a copy of these filings at no cost, by writing or telephoning the office of:

General Dynamics Corporation
3190 Fairview Park Drive
Falls Church, Virginia 22042-4523
Attention: Corporate Secretary
Telephone: (703) 876-3000

GENERAL DYNAMICS CORPORATION

      We are a Delaware corporation formed in 1952 as successor to the Electric Boat Company. Our businesses include mission-critical information technology and communications, land and amphibious combat systems, shipbuilding and marine systems and business aviation. These are leading-edge technology businesses that provide the highest quality products and capabilities to our customers.

      Our principal executive offices are located at 3190 Fairview Park Drive, Falls Church, Virginia 22042-4523 and our telephone number is (703) 876-3000.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

      The following table shows our ratio of earnings to fixed charges for each of the periods indicated:

	Year Ended December 31,

	2002	2001	2000	1999	1998

Ratio of earnings to fixed charges	20.6	14.6	14.7	14.9	16.1

      For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations, adjusted to add back fixed charges, and fixed charges consist of pretax interest on all indebtedness and an estimate of interest within rental expense.

USE OF PROCEEDS

      General Dynamics will use the net proceeds from the sale of the debt securities offered by this prospectus and any prospectus supplement for general corporate purposes, unless otherwise specified in the applicable prospectus supplement. General corporate purposes may include additions to working capital, capital expenditures, refinancing of existing indebtedness including commercial paper, repayment of debt, and financing of possible acquisitions, investments or stock repurchases.

DESCRIPTION OF THE DEBT SECURITIES

      This prospectus sets forth some of the general terms and provisions of the debt securities. We will describe the particular terms of any series of debt securities, and the extent to which the general terms set forth below may apply, in the prospectus supplement relating to that series.

      The debt securities may be issued from time to time in series under an indenture dated as of August 27, 2001, by and among the Company, the guarantors thereunder and The Bank of New York, as trustee. This indenture does not limit the amount of debt securities that may be issued thereunder and will govern debt securities up to the aggregate principal amount that we may authorize from time to time. Any such limit applicable to a particular series of debt securities will be specified in the prospectus supplement relating to that series. The debt securities may be guaranteed by certain subsidiary guarantors under the guarantees described below.

      The summary set forth below highlights certain provisions contained in the indenture. However, this summary does not purport to be complete and is qualified in its entirety by reference to the indenture, a form of which is filed as an exhibit to the registration statement of which this prospectus is a part. Wherever defined terms are used but not defined in this section of the prospectus, those terms have the meanings assigned to them in the indenture, it being intended that those defined terms will be incorporated herein by reference.

Definitions

      The following are certain terms defined in the indenture:

      “Attributable Debt” means, as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates thereof to such date at the rate of 15% per annum, compounded monthly. The net amount of rent required to be paid under any such lease for any such period will be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales). In the case of any lease which is terminable by the lessee upon the payment of a penalty in an amount which is less than the total discounted net amount of rent required to be paid from the later of the first date upon which such lease may be so terminated or the date of the determination of such net amount of rent, as the case may be, such net amount will also include the amount of such penalty, but no rent will be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

      “Consolidated Assets” means the total assets of the Company and its subsidiaries calculated on a consolidated basis and in accordance with GAAP.

      “Material Subsidiary” means, as of any date of determination, a subsidiary of the Company whose assets exceed ten percent (10%) of the Company’s Consolidated Assets as of the date of such determination. However, the board of directors of the Company may declare any subsidiary of the Company to be a Material Subsidiary.

      “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      “Principal Property” means any manufacturing plant or warehouse, together with the land upon which it is erected and fixtures comprising a part thereof, owned by the Company or any Material Subsidiary and located in the United States, the gross book value of which on the date as of which the determination is being made is an amount which exceeds 2% of Consolidated Assets, but not including any property financed through the issuance of any tax exempt governmental obligation, or any such manufacturing plant or warehouse or any portion thereof or any such fixture (together, with the land upon which it is erected and fixtures comprising a part thereof) which, in the opinion of the board of directors of the Company, is not of material importance to the total business conducted by the Company and its subsidiaries, considered as a single enterprise.

General Terms

      All of the debt securities:

•	will be general obligations of the Company;

•	will rank equally with each other and all other existing and future unsecured and unsubordinated debt of the Company; and

•	will be guaranteed by the guarantees of each of the Guarantors, which guarantees will rank equally with each other in respect of the debt securities and in respect of all other existing and future unsecured and unsubordinated debt of such Guarantors.

      The indenture provides for the issuance of debt securities in one or more series. Each time that we issue a new series of debt securities, the prospectus supplement relating to that series will specify the particular terms of those debt securities. Those terms may include but are not limited to the following:

•	the designation, issue, date and authorized denominations of such debt securities;

•	the aggregate principal amount offered and any limit on any future issues of additional debt of the same series;

•	the public offering price of such debt securities;

•	the date or dates on which such debt securities will mature, which may be fixed or extendible;

•	the rate or rates at which such debt securities will bear interest, which may be at a fixed or floating rate, if any;

•	the dates on which such interest, if any, will be payable;

•	the index used to determine any payments to be made on the debt securities;

•	the terms of any mandatory or optional redemption, including any sinking, purchase or analogous fund;

•	the date or dates, if any, on which, and the price or prices at which we are obligated, pursuant to any mandatory sinking provisions or otherwise, to redeem, or at the option of the holders, to purchase, such series of debt securities and other related terms and provisions;

•	whether such debt securities are to be issued in the form of global securities and, if so, the identity of the depositary with respect to such global securities; and

•	any other terms of such series.

      Unless otherwise specified in the prospectus supplement, debt securities will only be issued in fully registered form, without coupons. Unless otherwise specified in the prospectus supplement, the principal amount of the debt securities will be payable at the corporate trust office of the trustee in New York, New York. No service charge will be made on any security holder for any registration or transfer or exchange of debt securities, unless otherwise provided in the prospectus supplement for that series of debt securities; provided, however, that we may require payment of a sum sufficient to cover any tax or other governmental charges payable in connection therewith.

Payment of Interest and Exchange

      Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary (the “Depositary”), or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”), as described in the applicable prospectus supplement. Except as described under “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities

      You may transfer or exchange certificated debt securities at the office of the trustee in accordance with the terms of the indenture. You may transfer certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the old certificate representing those certificated debt securities, and either we or the trustee will reissue the old certificate to the new holder or we or the trustee will issue a new certificate to the new holder.

Global Debt Securities and Book-Entry System

      Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

      The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

      Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security (“participants”) or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the accounts of the participants with the respective principal amounts of the book-entry debt securities represented by the global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

      So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described herein, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, to exercise any rights of a holder under the indenture, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if that person is not a participant, on the procedures of the participant through which that person owns its interest.

      We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

      We will make payments of principal of, and premium and interest on book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. Neither we, the trustee nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      We expect that the Depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately the accounts of the participants with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of the Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

      We will issue certificated debt securities in exchange for each global debt security if the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have any of the book-entry debt securities of any series represented by one or more global debt securities and, in that event, we will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary will instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

      We have obtained the foregoing information in this section concerning the Depositary and its book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

Defeasance

      The indenture provides that we (and to the extent applicable, the Guarantors), at our option:

(1)	will be discharged from any and all obligations in respect of any series of debt securities, except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust; or

(2)	will no longer be obligated to comply with the covenants described below under “— Limitation on Consolidation, Merger, Conveyance or Transfer” and “— Covenants of the Company,” and the Event of Default described in the fourth bullet point under “— Events of Default; Notice and Waiver” will no longer constitute an Event of Default with respect to such series of debt securities;

      in each case if we deposit with the trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the debt securities of such series, money or the equivalent in securities of the U.S. government or government agencies backed by the full faith and credit of the U.S. government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) and any premium of, interest on and any repurchase or redemption obligations with respect to such series on the dates such payments are due in accordance with the terms of such series.

      To exercise any such option, we are required, among other things, to deliver to the trustee an opinion of counsel to the effect that:

•	the deposit and related defeasance would not cause the holders of such series to recognize income, gain or loss for federal income tax purposes and, in the case of securities being discharged pursuant to clause (1) above, accompanied by a ruling, if then required, to such effect received from or published by the Internal Revenue Service; and

•	the creation of the defeasance trust would not violate the Investment Company Act of 1940, as amended.

      In addition, we are required to deliver to the trustee an officer’s certificate stating that such deposit was not made by us with the intent of preferring the holders of the debt securities over other creditors of ours or with the intent of defeating, hindering, delaying or defrauding our creditors or others.

Events of Default; Notice and Waiver

      The indenture provides that, if an Event of Default (as defined below) with respect to any series of debt securities issued thereunder occurs and is continuing, either the trustee or the holders of 25% in aggregate principal amount of the outstanding debt securities of such series may declare the principal of all the debt securities of such series, and all accrued interest, to be due and payable immediately.

      “Events of Default” in respect of any series are defined in the indenture as being:

•	default in payment of principal of, or premium, if any, on debt securities of such series when due at their stated maturity;

•	default for 30 days in payment of any interest due with respect to such series;

•	default in the payment of any sinking or purchase fund or analogous obligation when due by the terms of such series;

•	default for 60 days after written notice to us (or the Guarantors, if applicable) by the trustee or by holders of 25% in aggregate principal amount of the outstanding debt securities of such series in the performance, or breach, of any covenant or warranty pertaining to debt securities of such series (other than a covenant or warranty a default in the performance of which, or the breach of which, would otherwise constitute an Event of Default);

•	certain events of bankruptcy, insolvency and reorganization with respect to us or any of our Material Subsidiaries or the entry of an order ordering the winding up or liquidation of our affairs or the affairs of our Material Subsidiaries; and

•	any guarantee by a Material Subsidiary ceases for any reason to be, or is asserted in writing by any such Material Subsidiary or the Company not to be, in full force and effect and enforceable in accordance with its terms except to the extent contemplated by the indenture and any such guarantee.

      Any additions, deletions or other changes to the Events of Default that will be applicable to a series of debt securities will be described in the prospectus supplement relating to such series of debt securities.

      The indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to the debt securities of any series, give to the holders of the debt securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that except in the case of default in the payment of principal of, premium, if any, or interest, on any of the debt securities of such series or in the payment of any sinking or purchase fund installment or analogous obligation relating to the debt securities of such series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series. For the purpose of the trustee’s duty to notify holders of defaults, the term “default” means any event that is, or after notice or lapse of time or both would become, an Event of Default with respect to debt securities of such series.

      The trustee is entitled, subject to the duty of the trustee during an Event of Default to act with the required standard of care, to be indemnified by the holders of the debt securities of such series before proceeding to exercise any right or power under the indenture at the request of holders of the debt securities of such series.

      The indenture provides that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting proceedings for remedies available to the trustee or exercising any trust or power conferred on the trustee in respect of such series, subject to certain conditions.

      In certain cases, the holders of a majority in principal amount of the outstanding debt securities of any series may waive, on behalf of the holders of all debt securities of such series, any past default or Event of Default with respect to the debt securities of such series except, among other things, a default not theretofore cured in payment of the principal of, or premium, if any, or interest, on any of the debt securities of such series or payment of any sinking or purchase fund or analogous obligations with respect to such debt securities.

Limitation on Consolidation, Merger, Conveyance or Transfer

      We will not consolidate with or merge into any other Person or sell, lease, convey or transfer all or substantially all of our properties and assets to any Person, if upon any such consolidation, merger, sale, lease, conveyance or transfer we are not the surviving corporation, unless:

•	the Person formed by such consolidation or into which we are merged or the Person that acquires by sale, lease, conveyance or transfer all or substantially all of our properties and assets will be organized and existing under the laws of the United States of America or any state or the District of Columbia, and (if such Person is not the Company) will expressly assume, by supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities and the performance of every covenant of the indenture (as supplemented from time to time) on our part to be performed or observed;

•	immediately after giving effect to such transaction, no Event of Default, and no event that, after notice or lapse of time, or both, would become an Event of Default, will have happened and be continuing; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel each stating that such consolidation, merger, sale, lease, conveyance or transfer and such supplemental indenture comply with the applicable article of the indenture and that we have complied with all conditions precedent relating to such transaction.

      In such event, we will be discharged from all obligations and covenants under the indenture and the debt securities, and may be liquidated and dissolved. The successor Person formed by such consolidation or into which we are merged or to which such sale, lease, conveyance or transfer is made will succeed to, and be substituted for, and may exercise every right and power of ours under the indenture with the same effect as if such successor had been named as the Company in the indenture.

Modification of the Indenture

      The Company and the trustee may, without the consent of the holders of the debt securities, enter into indentures supplemental to the indenture for, among others, one or more of the following purposes:

•	to evidence the succession of another Person to the Company or any Guarantor;

•	to add to our covenants, or the covenants of the Guarantors, or to surrender any of our rights or powers, or the rights or powers of the Guarantors, for the benefit of the holders of debt securities of any or all series;

•	to cure any ambiguity or correct any inconsistency in the indenture; provided that any such supplemental indenture will not materially and adversely affect the interests of the holders of debt securities of any series;

•	with certain exceptions, to add to the indenture any provisions that may be expressly permitted by the Trust Indenture Act of 1939, as amended;

•	to establish the form of any security, to provide for the issuance and set forth the terms of any series of debt securities;

•	to evidence and provide for the acceptance of the appointment of any successor trustee;

•	to provide any additional Events of Default;

•	to provide for the issuance of debt securities in coupon or in fully registered form;

•	to secure any series of debt securities under the indenture’s limitation on liens or otherwise; or

•	to evidence the addition of any subsidiary as a Guarantor or the release of any Guarantor and its obligations pursuant to the indenture.

      The indenture contains provisions permitting the Company and the trustee, with the consent of the holders of a majority in principal amount of the outstanding debt securities of all series to be affected voting as a single class, to execute supplemental indentures by adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of the debt securities of all such series to be affected, except that no such supplemental indenture may, without the consent of each holder of affected debt securities, among other things:

•	change the fixed maturity of any debt securities;

•	reduce the principal amount thereof;

•	reduce or change the method of computing the rate or extend the time of payment of interest thereon;

•	change the currency or place of any payment;

•	amend or modify the terms of any of the guarantee provisions of the indenture in a manner adverse to the holders; or

•	reduce the percentage in principal amount of debt securities of any series the consent of the holders of which is required for any such supplemental indenture.

Covenants of the Company

      The following covenants will apply to each series of debt securities:

      Liens

      The indenture provides that neither the Company nor any Material Subsidiary will incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness for money borrowed that is secured by a lien on any of its assets or properties without securing the debt securities equally and ratably with such indebtedness for so long as any such indebtedness is secured. Exceptions include, among others:

•	liens for taxes not yet due or being contested;

•	liens imposed by law, such as mechanics’ liens, and other similar liens;

•	easements and similar liens not impairing the use or value of the property involved; o liens existing as of the date of the indenture;

•	liens created by subsidiaries of ours to secure indebtedness of such subsidiaries to us or to one or more other subsidiaries of ours;

•	liens affecting property of a Person existing at the time it is acquired by us;

•	liens existing on any property of any corporation or business when acquired, or to finance the purchase price;

•	liens on any property to finance the cost of improvements or construction thereon;

•	liens on shares of stock, indebtedness or other securities of a Person that is not the Company or a subsidiary of ours;

•	liens to extend, renew or replace any liens referred to above; and

•	other liens arising in connection with our indebtedness and our subsidiaries’ indebtedness in an aggregate principal amount for us and our subsidiaries, together with all Attributable Debt with respect to sale and leaseback transactions involving Principal Properties (with the exception of the transactions that are excluded as described in “— Limitation on Sale and Leaseback Transactions” below), not exceeding at the time such lien is issued, created or assumed 10% of our Consolidated Assets.

      Limitation on Sale and Leaseback Transactions

      The indenture provides that the Company will not, and will not permit any Material Subsidiary to, enter into any sale and leaseback transaction covering any Principal Property that was or is owned or leased by the Company or a Material Subsidiary and that has been or is to be sold or transferred more than 120 days after the completion of construction and commencement of full operation of such Principal Property.

      However, a sale and leaseback transaction of this kind will not be prohibited if:

•	Attributable Debt of the Company and its Material Subsidiaries in respect of the sale and leaseback transaction and all other sale and leaseback transactions entered into after the date when the Company first issued securities pursuant to the indenture (other than any sale and leaseback transactions that are otherwise permitted or excepted), plus the aggregate principal amount of indebtedness secured by liens on Principal Properties then outstanding (excluding any indebtedness secured by liens that are otherwise permitted under the indenture) without equally and ratably securing the debt securities, would not exceed 10% of Consolidated Assets;

•	an amount equal to the greater of the net proceeds of the sale or transfer or the Attributable Debt of the Principal Property sold (as determined by the Company) is applied within 150 days to the voluntary retirement of debt securities or other indebtedness of the Company (other than indebtedness subordinated to the debt securities) or indebtedness of a Material Subsidiary, for money borrowed, maturing more than 12 months after the voluntary retirement;

•	the lease is for a period not exceeding three years; or

•	the lease is with the Company or another Material Subsidiary.

Guarantees

      Each of the Guarantors, as primary obligor and not merely as surety, will fully, irrevocably and unconditionally guarantee to each holder of debt securities and to the trustee and its successors and assigns (1) the full and punctual payment of principal of, premium, if any, and interest on the debt securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of ours under the indenture (including obligations to the trustee) and the debt securities and (2) the full and punctual performance within applicable grace periods of all other obligations of ours under the indenture and the debt securities. Such guarantees will constitute guarantees of payment, performance and compliance and not merely of collection.

      The obligations of each Guarantor under the indenture will be unconditional irrespective of the absence or existence of any action to enforce the same, the recovery of any judgment against us or each other or any waiver or amendment of the provisions of the indenture or the debt securities to the extent that any such action or similar action would otherwise constitute a legal or equitable discharge or defense of a Guarantor (except that each such waiver or amendment will be effective in accordance with its terms).

      The obligations of the Guarantors to make any payments may be satisfied by causing us to make such payments.

      Each of the Guarantors further agrees to waive presentment to, demand of payment from and protest to the Company and also waives diligence, notice of acceptance of its guarantee, presentment, demand for payment, notice of protest for nonpayment, filing of claims and any right to require a proceeding first against us. These obligations will be unaffected by any failure or policy of the trustee to exercise any right under the indenture or under any series of debt securities.

      If any holder of any debt security or the trustee is required by a court or otherwise to return to us, any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to us or any of the Guarantors, any amount paid by any of them to the trustee or such holder, the guarantee of such Guarantors, to the extent discharged, will be reinstated in full force and effect.

      The indenture provides that the guarantee of each Guarantor is limited to the maximum amount that can be guaranteed by any of the Guarantors, respectively, without rendering its guarantee voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

      In the event (a) of the merger, consolidation or sale or disposition of all or substantially all of the assets of a Guarantor (other than a merger or consolidation with, or sale or disposition of assets to, us or another of our subsidiaries) or (b) there occurs a transfer, sale or other disposition of the voting stock of a Guarantor whereby such Guarantor ceases to constitute a subsidiary of ours, then in any such case such Guarantor or the entity acquiring the assets (in the event of the sale or other disposition of all or substantially all of the assets of such Guarantor), will be released and relieved of any obligations under its guarantee. Upon our delivery to the trustee of an officer’s certificate to the effect of the foregoing, such Guarantor will be discharged from all further liability and obligation under the indenture and the trustee will execute any documents reasonably required in order to evidence the release of such Guarantor from its obligations under its guarantee.

Governing Law

      The indenture, the debt securities and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

      The Bank of New York is the trustee under the indenture. The trustee is a depository for funds and performs other services for, and transacts other banking business with, us in the normal course of business.

PLAN OF DISTRIBUTION

      We may sell the securities directly to one or more purchasers, through agents, to or through one or more dealers, to or through underwriters or through a combination of any such methods of sale. We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

      Offers to purchase the securities being offered hereby may be solicited directly by us or by agents designated by us from time to time. Any such agent, who may be deemed to be our “underwriter” as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), involved in the offer or sale of such securities will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

      If a dealer is utilized in the sale of the securities, we will sell the securities to the dealer, as principal. The dealer, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

      If an underwriter is, or underwriters are, utilized in the sale, we will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters will be set forth in the applicable prospectus supplement, which will be used by the underwriter to make resales of the securities to the public. In connection with the sale of the securities, such underwriter may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may also sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commission from the purchasers for whom they may act as agents. Any underwriting compensation paid by us to underwriters in connection with the offering of securities, and any discounts, concessions or commission allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

      In connection with the offering of securities, we may grant to the underwriters an option to purchase additional securities to cover over-allotments, if any, at the initial public offering price, with an additional underwriting commission, as may be set forth in the accompanying prospectus supplement. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

      The securities may be a new issue of securities that have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Such securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any securities.

      If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase the securities offered hereby pursuant to contracts providing for payment and delivery on a future date or dates set forth in the applicable prospectus supplement. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchasers under any such contract will not be subject to any conditions except that (a) the purchase of such securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (b) if the securities are also being sold to underwriters, we will have sold to such underwriters the securities offered hereby which are not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts. The applicable prospectus supplement relating to such contracts will set forth the price to be paid for securities pursuant to such contracts, the commission payable for solicitation of such contracts and the date or dates in the future for delivery of the securities pursuant to such contracts.

      Under certain circumstances, we may repurchase offered securities and reoffer them to the public as set forth above. We may also arrange for repurchase and resale of such offered securities by dealers.

      We may enter into agreements to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      The validity of the debt securities will be passed on for the Company and the Guarantors by Jenner & Block, LLC, Chicago, Illinois.

EXPERTS

      The consolidated financial statements of General Dynamics as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference into this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$2,000,000,000

$500,000,000 2.125% Notes due 2006

$500,000,000 3.000% Notes due 2008
$1,000,000,000 4.250% Notes due 2013

May 12, 2003

Joint Book-Running Managers

Bear, Stearns & Co. Inc.	Banc of America Securities LLC

Senior Co-Managers

Banc One Capital Markets, Inc.	Deutsche Bank Securities

Merrill Lynch & Co.	Wachovia Securities

Co-Managers

BNY Capital Markets, Inc.	Fleet Securities, Inc.	M.R. Beal & Company